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                                                         EXHIBIT 5.01



                   [LETTERHEAD OF GIBSON, DUNN & CRUTCHER]



                                 April 28, 1994





(212) 351-4000                                             C 75259-00054


Resorts International, Inc.
Resorts International Hotel Finance, Inc.
1133 Boardwalk
Atlantic City, New Jersey  08401

Ladies and Gentlemen:

         At your request, we have examined the Registration Statement on Form S-1 (the "Registration Statement") of Resorts International, Inc., a Delaware corporation ("RII"), Resorts International Hotel, Inc., a New Jersey corporation ("RIH"), and Resorts International Hotel Financing, Inc., a Delaware corporation ("RIHF"), to be filed in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of (i) up to $125,000,000 aggregate principal amount of RIHF's 11% Mortgage Notes due 2003 (the "Mortgage Notes"); (ii) the guarantees of RIH relating to the Mortgage Notes; (iii) up to $35,000,000 aggregate principal amount of RIHF's 11.375% Junior Mortgage Notes due 2004 (the "Junior Notes", together with the Mortgage Notes, the "Notes") issued as units with up to 35,000 shares of RII's Class B Redeemable Common Stock, par value $.01 per share (the "Class B Common Stock"); (iv) the guarantees of RIH relating to the Junior Notes; and (v) up to 17,000,000 shares of RII's Common Stock, par value $.01 per share (the "RII Common Stock", together with the Class B Common Stock, the "Common Stock").

         The Notes and the Common Stock, along with certain additional consideration, originally will be issued in exchange for a portion of RII's outstanding Senior Secured Redeemable Notes that were due April 15, 1994, issued in two series,
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Resorts International, Inc.
Resorts International Hotel Financing, Inc.
April 28, 1994
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pursuant to that certain Joint Plan of Reorganization (the "Plan") under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") proposed by RII, RIH, RIHF, PIRL and GGRI, Inc., a Delaware corporation ("GRI"), for the restructuring of the debt and equity capitalization of RII and GRI.

         RIHF will issue the Mortgage Notes pursuant to the terms of an Indenture (the "Mortgage Note Indenture") to be entered into among RIHF, RIH and State Street Bank and Trust Company of Connecticut, National Association, as Trustee (the "Mortgage Note Trustee"). RIHF will issue the Junior Notes pursuant to an Indenture (the "Junior Note Indenture") to be entered into among RIHF, RIH and U.S. Trust Company of California, N.A., as Trustee (the "Junior Note Trustee"). Forms of the Mortgage Note Indenture and the Junior Note Indenture are included as exhibits to the Registration Statement.

         We have examined the proceedings taken or proposed to be taken in connection with the issuance of the Notes and the Common Stock, including, without limitation, the proceedings pursuant to the Bankruptcy Code. In arriving at the following opinion, we have relied, among other things, upon our examination of such corporate records of RII, RIH and RIHF and certificates of officers of RII, RIH and RIHF and of public officials as we have deemed appropriate. Based upon the foregoing examination and in reliance thereon, and subject to the completion, prior to the issuance of the Notes and the Common Stock, of said proceedings now contemplated, and subject to receipt from the Securities and Exchange Commission of an order declaring the Registration Statement effective, it is our opinion that:

         1. The Mortgage Notes, when issued in accordance with the terms of the Mortgage Note Indenture (assuming due execution and delivery of the Mortgage Note Indenture by the parties thereto and due execution, authentication and delivery of the Mortgage Notes), will be binding obligations of RIHF.

         2. The Junior Notes, when issued in accordance with the terms of the Junior Note Indenture (assuming due execution and delivery of the Junior
Note Indenture by the parties thereto and due execution, authentication and delivery of the Junior Notes), will be binding obligations of RIHF.

         3. The shares of Class B Common Stock, when issued pursuant to the Plan, will be validly issued, fully paid and non-assessable.
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Resorts International, Inc.
Resorts International Hotel Financing, Inc.
April 28, 1994
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         4.      The shares of RII Common Stock, when issued pursuant to the
Plan, will be validly issued, fully paid and non-assessable.

         Our opinion is subject to (i) the effect of applicable bankruptcy, reorganization, insolvency, moratorium, arrangement and other laws affecting creditor's rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers; (ii) the limitations imposed by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity); and (iii) our assumption that there exist no agreements, understandings or negotiations among the parties to the Plan that would modify the terms of the Plan or of the documents and instruments referred to therein or the respective rights or obligations of the parties under the Plan or under the documents and instruments referred to therein.

         We render no opinion herein as to matters involving the laws of any jurisdiction other than the laws of the United States of America and the State of New York and the General Corporation Law of the State of Delaware. In rendering this opinion, we assume no obligation to revise or supplement this opinion should the present laws, or the interpretations thereof, be changed.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Registration Statement and the Prospectus which forms a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                                   Very truly yours,


                                                   /s/ GIBSON, DUNN & CRUTCHER